EXHIBIT (r)

                  FIRST AMENDMENT TO CREDIT AGREEEMENT

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT effective as of December 26, 1998 (this "Amendment"), by and among The Dixie Group, Inc., a Tennessee corporation (the "Borrower"), SunTrust Bank, Atlanta, a Georgia banking corporation ("SunTrust"), the other banks and lending institutions listed on the signature pages hereof, and any assignees of SunTrust or such other banks and lending institutions which become "Lenders" as provided herein (SunTrust, and such other banks, lending institutions, and assignees referred to collectively as "Lenders"), SUNTRUST BANK, ATLANTA, as administrative agent for the Lenders (in such capacity, the "Administrative Agent") and NATIONSBANK, N.A., as documentation agent for the Lenders (in such capacity, the "Documentation Agent").

                               WITNESSETH:

     Whereas, Borrower, the Lenders, the Administrative Agent and the Documentation Agent are parties to that certain Credit Agreement, dated as of March 31, 1998 (as amended or modified, the "Agreement");

     Whereas, Borrower, the Lenders, the Administrative Agent and the Documentation Agent have agreed to make certain modifications to the Agreement subject to the terms, conditions and requirements set forth in this Amendment.

     Now, Therefore, in consideration of the terms and conditions contained herein, the parties hereto, intending to be legally bound, hereby amend the Agreement as follows:

                             A. DEFINITIONS

     Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement, as amended by this Amendment.

                     B. AMENDMENTS TO THE AGREEMENT

     1. Section 1.01, of the Agreement is hereby amended by replacing the definitions of "Interest Expense" and "Net Income" in their entirety with the following definitions:

         "Interest Expense" shall mean, for any period, interest expense as determined according to GAAP, calculated on a consolidated basis for the Consolidated Companies, and shall include, without duplication, all Interest Expense of any Person accrued prior to the date such Person becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries, or such Person's assets are acquired by any Consolidated Company.

         "Net Income" shall have the meaning afforded such term by GAAP, calculated on a consolidated basis for the Consolidated Companies, and shall include, without duplication, all Net Income of any Person accrued prior to the date such Person becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries, or such Person's assets are acquired by any Consolidated Company.

     2.  Section 8.11 of the Agreement is hereby amended as follows:

         (a) Subsection (b) is hereby amended by replacing such subsection in its entirety with the following:


               (b) LEVERAGE RATIO. Its Leverage Ratio (i) to be greater than 0.675 to 1.00 as of the last day of Borrower's fiscal quarters ending on December 26, 1998 and March 27, 1999; and (ii) to be greater than 0.65 to 1.00 as of the last day of each fiscal quarter of the Borrower thereafter.

         (b) Subsection (d) is hereby amended by replacing such subsection in its entirety with the following:

               (d) CONSOLIDATED NET WORTH. Fail to maintain as of the last day of each fiscal quarter of Borrower, Consolidated Net Worth equal to or greater than the Minimum Compliance Level plus, for each of the first three fiscal quarters of each fiscal year of Borrower, 50% of the Consolidated Net Income of the Borrower earned during the current fiscal year, calculated on a cumulative basis for such fiscal year; provided, however, in the event that the Consolidated Companies suffer a net loss for any year-to-date fiscal period, Consolidated
     Net Income shall be deemed to be $0. The "Minimum Compliance Level" shall as of any date of determination, be equal to the sum of (x) the greater of 90% of (i) Consolidated Net Worth as of December 26, 1998 (such amount to be furnished by the Borrower to the Administrative Agent as soon as practicable after Borrower determines such amount) or
     (ii) $90,000,000 plus (y) an additional amount calculated as of the last day of each fiscal year of Borrower, commencing with fiscal year 1999 and added to the Minimum Compliance Level then in effect as of the last day of such fiscal year, equal to 50% of the Consolidated Net Income for such fiscal year of Borrower then ending; provided, however, in the event that the Consolidated Companies suffer a net loss for any fiscal year, Consolidated Net Income shall be deemed to be $0, and further provided that amounts calculated pursuant to clause
     (y) above shall be permanent increases in the Minimum Compliance Level so that in no event shall the Minimum Compliance Level at any date of determination be less than the amount required at any preceding date of determination.


     3. The Agreement is hereby amended by replacing all references to "Consolidated Net Income" with the term "Net Income".

                             C. CONSENT

     The Lenders hereby consent to the Borrower's execution and delivery of the Second Amendment to 9.96% Senior Subordinated Note Due February 1, 2010, by and between the Borrower and New York Life Insurance Company effective as of December 26, 1998, substantially in the form of Exhibit A attached hereto.

                          D. MISCELLANEOUS

     1. Representations and Warranties. The Borrower hereby represents and warrants to the Lenders and the Administrative Agent that:

         (a)   the execution, delivery and performance of this Amendment
(1) is within its corporate power; (2) has been duly authorized by all necessary corporate action and shareholder action; (3) does not conflict with, or result in the breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of its properties or assets or the properties and assets of any of its Subsidiaries pursuant to, the charter or articles of organization or similar document, or By-Laws or operating agreement or similar document of the Borrower, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Borrower is subject and (4) does not require the consent, permission, authorization, order or license of any governmental authority or Person;

         (b) this Amendment has been duly executed and delivered for the benefit of or on behalf of the Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against the Borrower in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights and remedies in general; and

         (c) after giving effect to this Amendment, all representations and warranties set forth in Article VI of the Agreement are true and correct in all material respects and no Default or Event of Default has occurred and is continuing as of the date hereof.

     2. Survival. Except as expressly provided herein, the Agreement shall continue in full force and effect, and the unamended terms and conditions of the Agreement as expressly incorporated herein and ratified and confirmed in all respects. This Amendment is not intended to be or to create, nor shall it be construed as, a novation or an accord and satisfaction.

     3. Effect of Amendment. From and after the date hereof, references to the Agreement shall be references to the Agreement as amended hereby.

     4. Entire Understanding. This Amendment constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. Neither this amendment nor any provision hereof may be changed, waived, discharged, modified or terminated orally, but only by an instrument in writing signed by the parties required to be a party thereto pursuant to the Agreement.

     5. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED IN ALL RESPECTS BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA(WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) AND ALL APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

     6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same document, and shall be effective as of the date first above written.

     7. Severability. In the event that any part of this Amendment shall be found to be illegal or in violation of public policy, or for any reason unenforceable at law, such finding shall not invalidate any other part thereof.

     8. Reimbursement of Administrative Agent. Borrower shall reimburse the Administrative Agent for the reasonable fees and expenses of counsel for the Administrative Agent in connection with this Amendment.























































      WITNESS the hand and seal of the parties hereto through their duly authorized officers, as of the date first above written.


                             THE DIXIE GROUP, INC.




                             By: Glenn A. Berry
                                 Vice President and Chief Financial Officer




                             By: Gary A. Harmon
                                 Treasurer




                             Attest: Starr T. Klein
                                     Secretary




Address:                             [CORPORATE SEAL]
The Dixie Group, Inc.
1100 Watkins Street
Chattanooga, Tennessee 37404
Attn:  Mr. Gary A. Harmon

Telephone:  (423) 493-7241
Facsimile:  (423) 493-7353
















          [SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]





                             SUNTRUST BANK, ATLANTA, individually and
                                as Administrative Agent




                             By: Laura Kahn
                                 Title: Senior Vice President




                             By: Kelley E. Brunson
                                 Title: Banking Officer





Address:
SunTrust Bank, Atlanta
25 Park Place, 23rd Floor
Atlanta, Georgia 30303
Attn:  Mr. Bradley J. Staples

Telephone:  (404) 230-5099
Facsimile:  (404) 575-2594

Payment Office:
25 Park Place, 23rd Floor
Atlanta, Georgia  30303





















          [SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]





                             NATIONSBANK, N.A., individually and
                                as Documentation Agent




                             By: David H. Dinkins
                                 Title: Vice President





Address:
100 North Tryon Street, 8th Floor
Charlotte, NC 28255
Attn:  Mr. David Dinkins

Telephone:  (704) 386-2951
Facsimile:  (704) 386-1270
































          [SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]





                             SOUTHTRUST BANK, NATIONAL
                                ASSOCIATION





                             By: Michael D. Ross
                                 Title: Group Vice President







Address:
420 North 20th Street, 11th Floor
Birmingham, AL 35203
Attn:  Mr. Alex Morton

Telephone:  (205) 254-4990
Facsimile:  (205) 254-8270






























          [SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]




                             FIRST UNION NATIONAL BANK




                             By: David Silander
                                 Title: Vice President




Address:
302 South College Street, 5th Floor
Charlotte, NC 28288-0737
Attn:  Mr. David Silander

Telephone:  (704) 383-5124
Facsimile:  (704) 374-4973



































          [SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]




                             THE CHASE MANHATTAN BANK




                             By: James A. Knight
                                 Title: Vice President




Address:
111 West 40th Street, 10th Floor
New York, NY 10018
Attn:  Mr. James A. Knight

Telephone:  (212) 403-5102
Facsimile:  (212) 403-5112



































          [SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]